Exhibit 8.1

[Sullivan & Cromwell LLP Letterhead]

April 21, 2017

Japan Bank for International Cooperation,

712 Fifth Avenue, 26th Floor,

New York, NY 10019,

United States.

Ladies and Gentlemen:

We have acted as your United States counsel in connection with the registration under Schedule B of the Securities Act of 1933 (the “Act”) that you filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”). We hereby confirm that our opinion as to United States federal income tax matters is as set forth under the heading “Description of the Debt Securities and Guarantee—United States Taxation” in the Prospectus (the “Prospectus”), included in the Registration Statement, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Description of the Debt Securities and Guarantee—United States Taxation” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP
Sullivan & Cromwell LLP

Exh. 8.1-1